Exhibit 99.1

For immediate release: May 16, 2008

Contact: Jim Bernau (800) 344-9463

NASDAQ: WVVI

Oregon Winery Posts Record Earnings for 2007

SALEM, Ore., May 15 — Willamette Valley Vineyards (NASDAQ:WVVI) produced its highest earnings to date despite significant constraints on inventory.  Revenues increased 12% to $16,710,927, net earnings by 31% to $1,686,661 and diluted earnings per share to 34 cents - up from 26 cents in the prior year.

“These historical results were due principally to our winemaking and sales teams working closely together to organize pre-orders and ship when the wine was ready to release,” said Jim Bernau, winery founder and president, “during 2007, we received orders in excess of our supply of Pinot Noir and Gris”.

The Company sold approximately 153,000 cases of wine in 2007 of which 115,000 were winery produced.  Bernau noted, “Our Oregon distribution department, Bacchus Fine Wines, sold about 38,000 cases of purchased out-of-state wines.  Bacchus Fine Wines is a successful, boutique distributor of fine wines from around the world”.

The 2007 harvest is expected to yield approximately 134,000 cases of winery produced wines.

“Our employee and shareholders deserve to raise a glass of Pinot Noir in a toast to their collective success tonight,” said Bernau, “but don’t get too excited; we are expecting the fine wine market to slow during this economic downturn.  In fact, sales in the first quarter of 2008 are weaker than the prior year’s first quarter sales for the following principle reasons: inventory outages of three Pinot Noir products and distributors ordering in smaller quantities to reduce their inventory levels possibly to improve their cash position anticipating a weak economy and substantially higher fuel costs.  Restaurant customers with whom winery management is in contact are reporting less revenue than the prior year.  Management believes this weakness could be temporary as additional, new Pinot Noir inventories are aging and sales of the Company’s wines from its distributors’ warehouses to their customers are up nationally for the first quarter by 12%.”

The winery’s 10k was filed late due to the following:

• After the first stages of the audit are complete, the tax provision must be prepared by an accounting firm independent of the Company’s auditors and then audited by the Company’s auditors.  The completed financials then are reviewed by the audit firm’s concurring partner, and then undergo a final review by the firm’s senior partner.  Time lag between these different stages of review caused delay.

• During the auditors’ concurring partner final review, additional testing procedures were deemed required.  The testing was related to new accounting system for the Wholesale Dept., Bacchus Fine Wines.  Due to difficulties during the implementation of the system, the Company needed to hire an independent CPA to perform a detailed reconciliation of cash receipts ensuring sales and revenues were recorded in the correct fiscal period.  Additionally, the auditors required all Bacchus products, wines purchased for resale, to be costed according to its original purchase price (FIFO).  To this end, Company employees reviewed thousands of invoices going back four years to ensure the price paid was accurately entered into the new accounting system giving an on-hand inventory value at year end according to that FIFO standard.  This additional level of detail resulted in a $287,000 (6%) increase in finished goods inventory value, demonstrating the Company’s previous practice was conservative.

• The demand on the auditors’ time from other clients produced a time lag between the completion of the Company’s work and their review.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are identified by such words and phrases as “expects,”, “thinks,” “believes,” “anticipates” and words of similar import.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to:  availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions and other risks.

Willamette Valley Vineyards, Inc. is Oregon’s leading producer of Pinot Noir and is headquartered at its Estate Vineyard near Turner, Oregon.  Willamette Valley Vineyards common stock is traded on NASDAQ (Symbol: WVVI).

WILLAMETTE VALLEY VINEYARDS, INC.

Statement of Operations

For the Years Ended December 31,

	2007	2006

Net revenues	$16,710,927	$14,916,072
Cost of goods sold	8,430,802	7,963,437

Gross margin	8,280,125	6,952,635

Selling, general and administrative expenses	5,554,062	4,678,228

Income from operations	2,726,063	2,274,407

Other income (expenses):
Interest income	79,814	59,736
Interest expense	(107,768)	(169,643)
Other income	22,722	16,895

	(5,232)	(93,012)

Income before income taxes	2,720,831	2,181,395

Income tax provision	1,034,170	889,621

Net income	$1,686,661	$1,291,774

Basic net income per common share	$0.35	$0.27

Diluted net income per common share	$0.34	$0.26